                                  EXHIBIT (99)



      Unaudited Condensed Statement of Income for the twelve-month period ended June 30, 1996 consisting of the last two quarters of the Company's fiscal year ended December 31, 1995 and the first two quarters of the Company's fiscal year ending December 31, 1996. This Statement is intended to satisfy the requirement for an "earning statement" provided by the last paragraph of Section 11(a) of the Securities Act of 1933 as interpreted by Rule 158 promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933.


                            CHATEAU PROPERTIES, INC.

                   CONDENSED CONSOLIDATED STATEMENT OF INCOME

                (Amounts in thousands, except per share amount)
                                  (Unaudited)



                                                      Twelve-month
                                                      period ended
                                                      June 30, 1996
                                                      -------------

      Revenues                                            $64,566

      Expenses                                             49,633
                                                          -------

      Income before majority interest                     $14,933
                                                          =======

      Net income                                          $ 6,121
                                                          =======

      Net income per common share outstanding             $  1.00
                                                          =======

      Weighted average common shares outstanding            6,095
                                                          =======